Exhibit 10.3

This VOTING AND SUPPORT AGREEMENT, dated December 5, 2016 (this “Agreement”) is by and between Forest City Realty Trust, Inc. (the “Company”), on the one hand, and Scopia Capital Management LP and Scopia Management, Inc. (“Scopia Management”), on behalf of themselves and their Affiliates, on the other (Scopia Capital Management LP and Scopia Management, together with their Affiliates, the “Scopia Parties”).

WHEREAS, concurrently with the execution of this Agreement, the Company is entering into the Reclassification Agreement, pursuant to which, among other things, the Company has agreed to effect the Reclassification on the terms and subject to the conditions set forth therein; and

WHEREAS, the Company desires to obtain the Scopia Parties’ support of the Reclassification and other agreements set forth in the Reclassification Agreement, and the Scopia Parties’ desire that the Company effect the same.

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.         Representations and Warranties of the Company. The Company represents and warrants to the Scopia Parties that this Agreement has been duly authorized, executed and delivered by the Company, and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

Section 2.         Representations and Warranties of the Scopia Parties. The Scopia Parties represent and warrant to the Company that this Agreement has been duly authorized, executed and delivered by the Scopia Parties, and is a valid and binding obligation of the Scopia Parties, enforceable against the Scopia Parties in accordance with its terms. The Scopia Parties represent and warrant to the Company that the Scopia Parties and their Associates (as such terms are hereinafter defined) are the “beneficial owners” (as such term is hereinafter defined) of 20,315,514 shares of the Company’s Class A Common Stock, par value $0.01 per share (“Class A Common Stock”) and no shares of the Company’s Class B Common Stock, par value $0.01 per share (“Class B Common Stock,” and together with the Class A Common Stock, the “Common Stock”), and that all such shares of Common Stock are held in a Net Long Position (as such term is hereinafter defined).

Section 3.         Voting and Support.

(a)         During the Voting and Support Period (as such term is hereinafter defined), the Scopia Parties hereby irrevocably and unconditionally agree, (I) at the Company’s 2017 annual meeting of stockholders and (II) at any special meeting of Company stockholders called for the purposes of obtaining Requisite Stockholder Approval (as such term in hereinafter defined), however called, including any postponement or adjournment thereof, in each case to the extent relating to or reasonably expected to affect or concern the Reclassification, that the Scopia Parties shall cause all shares of Common Stock beneficially owned, directly or indirectly, by them, and by any of their Associates as of the record dates for any annual or special meeting of Company stockholders, to appear, in person or by proxy, at each such meeting or otherwise cause such shares of Common Stock to be counted as present thereat for purposes of determining a quorum, and vote (or cause to be voted), in person or by proxy (returned sufficiently in advance of the deadline for proxy voting for the Company to have the reasonable opportunity to verify receipt), such shares of Common Stock (A) in favor of any and all persons nominated by the Board of Directors of the Company (the “Board”) for election as directors at such meetings, provided, that such nominees are selected in accordance with Section 5.8 of the Reclassification and at least eight of the thirteen nominees have been determined to be independent directors by the Board in accordance with relevant stock exchange rules, (B) in favor of approving the Proposed Amendments and any action reasonably requested by the Company in furtherance of the foregoing, including any proposal to postpone or adjourn any meeting of Company stockholders at which the Proposed Amendments are submitted for the consideration and vote of Company stockholders to a later date if there are not sufficient votes for approval of such matters or to establish a quorum on the date on which the meeting is held, (C) unless otherwise directed in writing by the Special Committee, against any action, agreement or transaction that would reasonably be expected to (1) be inconsistent with or contrary to the terms and conditions of the Proposed Amendments or (2) result in any of the conditions set forth in Article VI of the Reclassification Agreement not being satisfied on or before the Outside Date, (D) unless otherwise directed in writing by the Special Committee, against any change in the Board, provided, that the nominees selected by the Company are selected in accordance with Section 5.8 of the Reclassification Agreement and at least eight of the thirteen nominees have been determined to be independent directors by the Board in accordance with relevant stock exchange rules, and (E) against any other action, agreement or transaction involving the Company or any of its subsidiaries or the Board that is intended, or would reasonably be expected, to prevent or impair or delay the consummation of the Reclassification or the other transactions contemplated by the Reclassification Agreement or the performance by the Company of its obligations under the Reclassification Agreement, including any change in the present capitalization of the Company or any amendment or other change to the charter of the Company (other than the Proposed Amendments) or the Company bylaws.

(b)         During the Voting and Support Period, the Scopia Parties further agree not to, and shall cause their Associates not to, directly or indirectly and in any manner, (A) submit any proposal for consideration by, or bring any other business before, the Company stockholders or initiate, encourage or participate in any “Withhold” or similar campaign against the Company or its directors or management, (B) make, or cause to be made, any statement, announcement or public filing with respect to any proposal or matter to be considered by Company stockholders, whether at any annual or special meeting of Company stockholders or with respect to any request or call for a special meeting or otherwise, which statement, announcement or public filing is inconsistent with any recommendation by the Board, and (C) publicly or privately encourage or support any stockholder or other person to take any of the actions in the foregoing clauses (A)-(B).

(c)         During the Voting and Support Period, the Scopia Parties will not in any manner, and shall cause their Associates to not, directly or indirectly, absent prior express invitation or authorization by the Board pursuant to a resolution of the Board:

(i)         seek to call, request the call of, or call or make application to a court or other person to call, order, requisition or administer, a special or other meeting of the

Company stockholders, seek to make or make, present, conduct, participate or engage in any stockholder proposals of any kind or other type of referendum (binding or precatory), including nominations for, elections of or removal of directors (and including nominations for director nominees to be included in the Company’s proxy materials), for consideration at any annual or special meeting of Company stockholders, through action by written consent or otherwise, or seek to make or make, engage in or participate in any solicitation of proxies or consents (whether or not such solicitation is exempt under Rule 14a-2 of the Exchange Act) or other authority to vote any securities of the Company with respect to nominations for, elections of or removal of directors or any other proposal or business (binding or non-binding) to be considered by the Company’s stockholders, whether at an annual or special meeting of stockholders, regarding the call of a special meeting of stockholders or through action by written consent or otherwise;

(ii)         encourage, advise or influence any other person or assist any person in so encouraging, assisting or influencing any person with respect to the giving or withholding of any proxy, consent or other authority to vote or in conducting any type of referendum (other than such encouragement, advice or influence that is consistent with the Board or Company management’s recommendation in connection with such matter);

(iii)         form or join in a partnership, limited partnership, syndicate or other group, including a group as defined under Section 13(d) of the Exchange Act or other applicable law, with respect to the Common Stock (for the avoidance of doubt, excluding any group comprised solely of the Scopia Parties and their Associates), or otherwise support or participate in any effort by any person, with respect to the matters set forth in this Section 3(c);

(iv)         initiate or take any action to alter the composition of the Board or management or initiate or take any action to obtain additional representation on the Board; provided, that nominees selected by the Company for election at the 2017 Annual Meeting are selected in accordance with Section 5.8 of the Reclassification Agreement and at least eight of the thirteen nominees have been determined to be independent directors by the Board in accordance with relevant stock exchange rules;

(v)         institute, solicit or join, as a party, any litigation, arbitration or other proceeding against the Company or any of its subsidiaries or any of their respective current or former directors or officers (including derivative actions), other than litigation by the Scopia Parties to enforce the provisions of this Agreement;

(vi)         other than in (i) market transactions where the identity of the purchaser is not known, (ii) underwritten public offerings and (iii) bought deals, sell, offer or agree to sell directly or indirectly, through swap, hedging or derivative transactions or otherwise, any securities of the Company, or any rights decoupled from the underlying shares of Common Stock held by the Scopia Parties to any person that is not a party to this Agreement (a “Third Party”) unless (A) such Third Party is a passive investor that has not filed a Schedule 13D and would not as a result of the purchase of the securities of the Company be required to file a Schedule 13D, and (B) such sale, offer, or agreement to sell would not knowingly result in such Third Party, together with its affiliates, owning, controlling or otherwise having any beneficial or other ownership interest in the aggregate that is the equivalent of five percent (5%) or more of the Common Stock outstanding at such time or would increase the beneficial or other ownership interest of any Third Party who, together with its affiliates, has a beneficial or other ownership interest in the aggregate that is the equivalent of five percent (5%) or more of the Voting Securities outstanding at such time, except in each case in a transaction approved in advance by the Board;

(vii)         make any statement or announcement that constitutes an ad hominem attack on, or otherwise disparages or causes to be disparaged, the Company, any of the Company’s Affiliates, or any of the Company’s past, present or future officers or directors; and

(viii)         enter into any discussions or arrangements with any person with respect to any of the foregoing or disclose publicly or privately in any manner any intention, plan or arrangement that is inconsistent with the foregoing.

(d)         During the Voting and Support Period, the Company hereby agrees that (i) it shall comply with Sections 5.1 and 5.8 of the Reclassification Agreement and enforce its rights thereunder, and shall seek to ensure at least eight of the thirteen nominees for election as directors at the 2017 Annual Meeting have been determined to be independent directors by the Board in accordance with relevant stock exchange rules and (ii) it shall not amend the Exchange Ratio or the Outside Date, in each case, as defined in the Reclassification Agreement nor shall it amend in any material respect Sections 5.1 or 5.8 of the Reclassification Agreement (and such amendment, a “Material Breach”). For the avoidance of doubt, any change to or extension of the Outside Date shall be deemed a violation of clause (ii) of the previous sentence, in spite of the fact that the definition thereof in the Reclassification Agreement includes extensions as agreed between the parties to the Reclassification Agreement. The parties agree that notwithstanding anything in this Agreement to the contrary, in the event the Company breaches clause (ii) of this paragraph, the sole and exclusive remedy of the Scopia Parties shall be specific performance and the Scopia Parties hereby waive, to the extent they may do so, any other rights or remedies that would otherwise have been available to them under common law (including monetary damages) or otherwise.

Section 4.         Publicity. The Company shall provide the Scopia Parties with a reasonable opportunity to review and comment on its press release announcing, among other things, entry into this Agreement and the Reclassification Agreement (the “Press Release”). Neither the Company (and the Company shall cause each of its subsidiaries, directors, officers and employees not to) nor the Scopia Parties (and the Scopia Parties shall cause each of their subsidiaries, partners/members, directors, officers and employees not to) shall make or cause to be made any public announcement or statement with respect to the subject of this Agreement that is contrary to the statements made in the Press Release, except as required by law or the rules of any stock exchange or with the prior written consent of the other party. The Company acknowledges that the Scopia Parties intend to file this Agreement and the Press Release as exhibits to their Schedule 13D pursuant to an amendment. The Company shall have reasonable advance review and consultation rights upon any Schedule 13D filing (or amendment thereto) made by the Scopia Parties with respect to this Agreement. The Scopia Parties acknowledge and agree that the Company intends to file this Agreement and file or furnish the Press Release with the SEC as exhibits to a Current Report on Form 8-K and to file this Agreement as an exhibit to future filings with the SEC.

Section 5.         Definitions. For purposes of this Agreement:

“Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act; provided, that any references to “Affiliate” and “Associate” herein shall be deemed to be preceded by the word “controlled”.

“beneficially own” and “beneficial ownership” shall have the meanings ascribed to such terms in Rule 13d-3 under the Exchange Act, except that such terms shall also include options, warrants, swaps, derivatives, convertible securities, stock appreciation rights and other rights or instruments, whether real or synthetic.

“Closing Date” means the date on which the closing of the Reclassification occurs.

“Derivative Instrument” means, with respect to any person, any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of capital stock of the Company or with a value derived in whole or in substantial part from the price, value or volatility of any class or series of shares of the Company or any capital stock of the Company, any “call equivalent position” or “put equivalent position” (as such terms are defined in Rule 16a-1(b) under the Exchange Act) that is, directly or indirectly, held or maintained by such person with respect to any shares of any class or series of capital stock of the Company (including any security or instrument that would not otherwise constitute a derivative security for purposes of such definitions as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination) or any other derivative or synthetic arrangement having characteristics of a long position in, or a short position with respect to, any class or series of shares of capital stock of the Company, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Company, or otherwise directly or indirectly owned beneficially by such stockholder person, and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Net Long Position” means such shares of Common Stock beneficially owned, directly or indirectly, that constitute such person’s net long position as defined in Rule 14e-4 under the Exchange Act mutatis mutandis, provided that “Net Long Position” shall not include any shares of Common Stock as to which such person does not have the right to vote or direct the vote or as to which such person has entered into a Derivative Instrument that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares.

“Outside Date” shall have the meaning ascribed in the Reclassification Agreement, provided, that if the Outside Date is changed in the Reclassification Agreement with the written consent of Scopia Management, then for purposes of this Agreement, the Outside Date shall not be deemed to have been changed.

“Proposed Amendments” means the amendment and restatement of the charter of the Company contemplated by the amendment and restatement of the charter of the Company substantially in the form attached as Annex A to the Reclassification Agreement.

“Reclassification” means the transactions contemplated by virtue of the effectiveness of the Proposed Amendments, as set forth in Section 2.2(b) of the Reclassification Agreement.

“Reclassification Agreement” means that certain Reclassification Agreement, dated the date hereof, by and between the Company and RMS, Limited Partnership.

“Requisite Stockholder Approval” means the approval of the Proposed Amendments by (a) the holders of a majority of the issued and outstanding shares of Class A Common Stock, voting as a separate voting class, and (b) the holders of a majority of the issued and outstanding shares of Class B Common Stock, voting as a separate voting class.

“SEC” means the U.S. Securities and Exchange Commission.

“Special Committee” means the special committee of the Board comprised of independent directors elected solely by the holders of Class A Common Stock.

“Voting and Support Period” shall mean the period from the date of this Agreement until the earlier of (i) the Closing Date, (ii) the termination of the Reclassification Agreement pursuant to Article VII thereof and (iii) the Outside Date.

Section 6.         Proxy.

(a)         The parties intend that this Agreement shall also constitute an irrevocable “proxy” created under and pursuant to Section 2-507 of the Maryland General Corporation Law (the “MGCL”), and that the irrevocable appointment of proxies by the Scopia Parties pursuant to this Section 6 are intended to be coupled with an interest by virtue of the Scopia Parties’ entering into this Agreement and the voting obligations contained herein. The Scopia Parties hereby represent that all proxies (other than the irrevocable proxy created hereby), powers of attorney, instructions or other requests given by or on behalf of the Scopia Parties prior to the execution of this Agreement in respect of the voting of shares of Common Stock, if any, are not irrevocable, the Scopia Parties hereby revoke (or shall cause to be revoked) any and all previous proxies, powers of attorney, instructions and other requests with respect to shares of Common Stock.

(b)         If the Scopia Parties fail to vote in accordance with the provisions of Section 3(a) of this Agreement (whether in person or by proxy), the Scopia Parties hereby irrevocably appoint (to the fullest extent permitted by the MGCL) as their proxy David J. LaRue and Robert G. O’Brien, or either of them, in their respective capacities as officers of the Company, and any individual who shall hereafter succeed any such officer of the Company, and any other person designated in writing by the Company (the “Proxies”), with full power of substitution and resubstitution in each of them, to cast on behalf of the Scopia Parties all votes that the Scopia Parties are entitled to cast with respect to shares of Common Stock in accordance with Section 3(a) of this Agreement (I) at the Company’s 2017 annual meeting of stockholders and (II) at any special meeting of Company stockholders called for the purposes of obtaining Requisite Stockholder Approval, however called, including any postponement or adjournment thereof, in each case to the extent relating to or reasonably expected to affect or concern the Reclassification, at which any of the matters described in Section 3(a) of this Agreement are to be considered.

(c)         Any instruction pursuant to the proxy and power of attorney granted in this Section 6 may be given by any of the Proxies, acting individually.

(d)         The irrevocable proxy granted pursuant to this Section 6 is coupled with an interest by virtue of, among other things, the voting obligations of the Scopia Parties set forth in this Agreement, was given by the Scopia Parties to induce the Company to enter into this Agreement and, pursuant to Section 2-507(d) of the MGCL, shall be irrevocable.

(e)         The irrevocable proxy granted pursuant to this Section 6 shall be effective on the date first set forth above and shall survive until the conclusion of the Voting and Support Period (whereupon the irrevocable proxy shall terminate automatically and be without further force and effect). The appointment of the Proxies is intended to remain valid for the entire duration of the Voting and Support Period, in accordance with Section 2-507(b) of the MGCL.

Section 7.         Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing, and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by facsimile, by courier service or by registered or certified mail (postage prepaid, return receipt, requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7):

If to Company, to:

Forest City Realty Trust, Inc.
Terminal Tower
50 Public Square, Suite 1100
Cleveland, OH 44113
Attention: General Counsel
Facsimile: 216 263-6208
Phone: 216-621-6060

with a copy, which shall not constitute notice, to:

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004-2498
Attention: Joseph B. Frumkin
Benjamin R. Weber

Krishna Veeraraghavan

E-mail: frumkinj@sullcrom.com
weberb@sullcrom.com veeraraghavank@sullcrom.com

If to the Scopia Parties, to:

Scopia Capital Management LP
152 West 57th Street, 33rd Floor
New York, NY 10019
Attention: Jerome Lande
Phone: (212) 370-0303
E-mail: jlande@scopiacapital.com

with a copy, which shall not constitute notice, to:

Akin Gump Strauss Hauer & Feld
One Bryant Park
New York, NY 10036
Attention: Douglas Rappaport
Jeffrey Kochian
E-mail: drappaport@akingump.com
jkochian@akingump.com

Section 8.         Specific Performance; Remedies; Other Matters. Subject to Section 3(d), the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. The parties agree that in the event of a breach, the non-breaching party will suffer irreparable harm and the calculation of damages in the event of breach will not be possible. Furthermore, each of the parties hereto agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF MARYLAND WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

Section 9.         Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

Section 10.         Termination. This Agreement shall terminate immediately following the conclusion of the Voting and Support Period. The Scopia Parties shall have the right to terminate this Agreement if there has occurred a Material Breach.

Section 11.         Counterparts. This Agreement may be executed (including by facsimile or PDF) in two or more counterparts which together shall constitute a single agreement.

Section 12.         No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other persons (except that the Special Committee shall be a third-party beneficiary of this Agreement in respect of all rights and powers afforded to the Special Committee hereunder).

Section 13.         No Waiver. No failure or delay by a party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial waiver thereof preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder.

Section 14.         Assignment. This Agreement and the rights and obligations hereunder shall be binding on and inure to the benefit of successors of the parties hereto. This Agreement and the rights and obligations herein may not be assigned or otherwise transferred, in whole or in part, by the Scopia Parties without the express written consent of the Company.

Section 15.         Entire Understanding. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the parties hereto.

Section 16.         Interpretation and Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

FOREST CITY REALTY TRUST, INC.

By	/s/ David LaRue
	Name:	David LaRue
	Title:	President and Chief Executive Officer

SCOPIA CAPITAL MANAGEMENT LP

By	Scopia Management, Inc., its general partner

By	/s/ Matthew Sirovich
	Name:	Matthew Sirovich
	Title:	Managing Director

SCOPIA MANAGEMENT, INC.

By	/s/ Matthew Sirovich
	Name:	Matthew Sirovich
	Title:	Managing Director

[Signature Page to Voting and Support Agreement]